Exhibit 99.2

US$71,827,050.45 FACILITY AGREEMENT

dated 8 November 2013

between

MORGANCREEK INVESTMENT HOLDINGS LIMITED

as Borrower

MR. JIANYU YANG

as Personal Guarantor

MR. ZHENG CHENG

as Personal Guarantor

and

GOPHER INVESTMENT FUND SPC for the account of

GOPHER FINANCING FUND SP

as Lender

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

17.	Representations	35

18.	Information Undertakings	42

19.	Financial Covenants	43

20.	Margin Provisions	44

21.	General Undertakings	48

22.	Dividends	54

23.	Events Of Default	54

Section 9		58

Changes To Parties		58

24.	Changes To The Lender	58

25.	Changes To The Obligors	60

26.	Disclosure Of Information	60

Section 10		63

Administration		63

27.	Payment Mechanics	63

28.	Set-Off	64

29.	Notices	64

30.	Calculations And Certificates	66

31.	Partial Invalidity	66

32.	Remedies And Waivers	67

33.	Amendments And Waivers	67

34.	Counterparts	67

Section 11		68

Governing Law And Enforcement		68

35.	Governing Law	68

36.	Enforcement	68

Schedule 1 THE ORIGINAL PARTIES		70

Schedule 2 CONDITIONS PRECEDENT		71

Schedule 3 UTILISATION REQUEST		73

Schedule 4 FORM OF TRANSFER CERTIFICATE		74

Schedule 5 FORM OF COMPLIANCE CERTIFICATE		76

THIS AGREEMENT is dated 8 November 2013 and made between:

(1)	MORGANCREEK INVESTMENT HOLDINGS LIMITED as borrower (the “Borrower”);

(2)	MR. JIANYU YANG and MR. ZHENG CHENG as personal guarantors (the “Personal Guarantors”); and

(3)	GOPHER INVESTMENT FUND SPC for the account of Gopher Financing Fund SP as lender (the “Lender”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Asset” means any asset acceptable to the Lender at its sole discretion as collateral for the purpose of satisfying a Collateral Trigger obligation of the Borrower pursuant to Clause 20.2 (Top-up obligations), provided that the cash value in US Dollars of an Acceptable Asset for the purpose of Clause 20.2 (Top-up obligations) shall be determined by the Lender at its sole discretion.

“Account Bank” means Citibank N.A., Hong Kong Branch.

“Account Charges” means:

(a)	the Solar Honor Account Charge; and

(b)	the Borrower Account Charge

“Acquisition” means the acquisition by the Borrower of 37,681,708 Ordinary Shares and 4,660,976 ADSs in the Company pursuant to the SPA I, SPA II and SPA III.

“Adjustment Event” means, as determined by the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower), any of the following:

(a)	a subdivision, consolidation or reclassification of the Shares (unless resulting in a Merger Event or Tender Offer), or a free distribution or dividend of any Shares to existing holders by way of bonus, capitalisation or similar issue;

(b)	a distribution, issue or dividend to existing holders of the Shares of:

(i)	additional Shares;

(ii)	other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the Company equally or proportionately with such payments to holders of the Shares;

(iii)	share capital or other securities of another issuer acquired or owned (directly or indirectly) by the Company as a result of a spin-off or other similar transaction; or

(iv)	any other type of securities, rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Lender

(c)	a dividend determined by the Lender to be an extraordinary dividend in respect of the Shares;

(d)	a call by the Company in respect of the Shares that are not fully paid;

(e)	a repurchase by the Company or any of its Affiliates of Shares whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(f)	in respect of the Company, any event that results in any shareholder rights being distributed or becoming separated from shares of common stock or other shares of the capital stock of the Company pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the Lender at the relevant time, provided that any adjustment effected as a result of such an event in this paragraph (f) shall be readjusted upon any redemption of such rights, as determined by the Lender; or

(g)	any other similar event that, as determined by the Lender, has or could reasonably be expected to have a diluting or concentrative effect on the theoretical value of the Shares.

“Adjustment Trigger Event” means, at any time, the Lender determines (acting in a commercially reasonable manner after reasonable consultation with the Borrower) that it is not able to make any adjustments to the terms of this Agreement in accordance with Clause 33.2 in order to account for the relevant Adjustment Event.

“ADSs” means American depositary shares in the Company, each such ADS representing three (3) Ordinary Shares.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“APLMA” means the Asia Pacific Loan Market Association Limited.

“Assignment Agreement” means an agreement substantially in a recommended form of the APLMA or any other form agreed between the relevant assignor and assignee.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means in respect of the Facility made available by the Lender to the Borrower pursuant to Clause 2.1 (The Facility), the period that is three (3) months starting from 4 October 2013

“Available Commitment” means at any time the Lender’s Commitment minus:

(a)	the aggregate amount of its participations in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the aggregate amount of its participations in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means at any time the aggregate of the Lender’s Available Commitment.

“Borrower Account Charge” means the account charge over the Borrower Charged Account dated on or about the date of this Agreement and made between the Borrower and the Lender.

“Borrower Cash Account” has the meaning given to the term “Cash Account” in the Borrower Account Charge.

“Borrower Charged Account” means together the Borrower Cash Account and the Borrower Safekept Securities Account, and any replacement account thereof or other designated account.

“Borrower Safekeeping Agreement” means the safekeeping agreement in relation to the Borrower Cash Account and the Borrower Safekept Securities Account made between the Borrower and the Safekeeping Agent.

“Borrower Safekept Securities Account” has the meaning given to the term “Safekept Securities Account” in the Borrower Account Charge.

“Borrower Share Mortgage” means the equitable mortgage over Ordinary Shares made between the Lender and the Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Hong Kong.

“Cash Accounts” means the Borrower Cash Account and the Solar Cash Account.

“Cash Equivalent Investments” means:

(a)	certificates of deposit maturing within one (1) year after the relevant date of calculation;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Singapore, Hong Kong, any member state of the European Economic Area or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one (1) year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable into any other security:

(i)	for which a recognized trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, Singapore, Hong Kong or any member state of the European Economic Area;

(iii)	which matures within one (1) year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	any investment accessible within 180 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody’s; or

any other debt security approved by the Lender.

“Charged Accounts” means the Borrower Charged Account and the Solar Charged Account.

“Charged ADSs” means, as of any date, any and all ADSs legally and beneficially owned by either Chargor and charged in favour of the Lender pursuant to the Account Charges, and for the avoidance of doubt, any reference to Charged ADSs includes any ADSs purchased by the Borrower using any amount of the Excess Capital and charged to the Lender pursuant to the Borrower Account Charge.

“Charged Assets” means all of the assets of each Chargor which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Charged Ordinary Shares” means, as of any date, any and all Ordinary Shares legally and beneficially owned by either Chargor and charged in favour of the Lender pursuant to the Share Mortgages, except (i) 7,648,095 Ordinary Shares charged to a third party, and (ii) 8,240,760 Ordinary Shares to be charged to certain Institutional Shareholders on the SPA I First Closing Date, which shall be subsequently charged to the Lender upon the occurrence of the SPA I Second Closing Date. For the avoidance of doubt, after the SPA I Second Closing Date, any reference to Charged Ordinary Shares will include the 8,240,760 Ordinary Shares (which will be charged to certain Institutional Shareholders on the SPA I First Closing Date) after the security in favour of such Institutional Shareholders has been released and such Ordinary Shares have been charged to the Lender pursuant to the Security Documents on the SPA I Second Closing Date.

“Chargor” means each of the Borrower and Solar Honor and “Chargors” means either of them.

“Closing Price” means, on any Scheduled Trading Day, the price equal to the official closing price per ADS as published on the Exchange on that Scheduled Trading Day (or if such information is not available for any reason, as determined by the Lender at its sole discretion).

“Collateral Deadline Date” has the meaning given to such term in Clause 20.1 (Definitions).

“Collateral Release Loan-to-Value Ratio” has the meaning given to such term in Clause 20.1 (Definitions).

“Collateral Shares” means the Charged ADSs and the Charged Ordinary Shares.

“Collateral Trigger” means the obligation of the Borrower pursuant to Clause 20.2 (Top-up obligations), and any reference to curing a Collateral Trigger means compliance with such obligation.

“Collateral Trigger Date” has the meaning given to such term in Clause 20.2 (Top-up obligations).

“Commitment” means US$71,827,050.45, to the extent not cancelled, reduced or transferred under this Agreement.

“Company” means Concord Medical Services Holdings Limited, a company established under the law of the Cayman Islands.

“Company Change of Control” means, as determined by the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower), an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of the Shares or other voting securities of the Company, entitling such person or group to exercise 50 per cent. or more of the total voting power of the Company entitled to vote generally in elections of directors, other than an acquisition of such Shares or other voting securities by the Company, any of its Subsidiaries or any of its or their employee benefit plans.

“Company Dissolution” means that (a) the Company is liquidated or dissolved, or (b) holders of the Shares approve any plan or proposal for the Company’s liquidation or dissolution, as determined by the Lender (acting in a commercially reasonably manner).

“Company Insolvency” means that, by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting the Company, (a) all of the Shares are required to be transferred to a trustee, liquidator or other similar official, or (b) holders of the Shares become legally prohibited from transferring them, as determined by the Lender.

“Company Insolvency Filing” means that:

(a)	the Company institutes any insolvency, bankruptcy or similar proceedings or has any such proceedings instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office;

(b)	the Company consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights; or

(c)	a petition is presented for the Company’s winding-up or liquidation by it or such regulator, supervisor or similar official or the Company consents to such a petition,

provided that proceedings instituted or petitions presented by creditors and not consented to by the Company shall not be deemed an Company Insolvency Filing, as determined by the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower).

“Compliance Certificate” means a certificate delivered pursuant to Clause 19.3 (Financial Testing), substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Conditions of Consent to Account Charge” has the meaning given to that term in the Borrower Account Charge.

“Confidential Information” means all information relating to the Borrower, any Obligor, the Group, the Finance Documents or a Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by the Lender in relation to, or for the purpose of becoming the Lender under, the Finance Documents or a Facility from either any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 26 (Disclosure of information); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)	is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by the Lender after that date, from a source which is, as far as the Lender is aware, unconnected with the Group and which, in either case, as far as the Lender is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Borrower and the Lender.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Demand Notice” means a notice as described in Clause 20.2 (Top-up obligations).

“Distributions” means, in relation to any Collateral Share, all present and future:

(a)	dividends and distributions of any kind and any other sum received or receivable in respect of that Collateral Share;

(b)	rights, shares, money or other assets accruing or offered by way of redemption, bonus, option, conversion, exchange, substitution, consolidation, subdivision or otherwise in respect of that Collateral Share;

(c)	allotments, offers and rights accruing or offered in respect of that Collateral Share; and

(d)	other rights and assets relating to, deriving from or exercisable by virtue of the ownership of that Collateral Share.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Excess Capital” means the difference between (i) the Commitment and (ii) the Target Amount.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Agreement Commitment Fee” has the meaning given to that term in Clause 10.1 (Commitment Fee).

“Facility Office” means the office or offices notified by the Lender to the Borrower in writing as the office or offices through which it will perform its obligations under this Agreement.

“Final Repayment Date” means 4 October 2016.

“Finance Document” means this Agreement, the Option Agreement, the Security Documents, each Safekeeping Agreement, any Utilisation Request and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Fitch” means Fitch Ratings Ltd.

“Fund” means Gopher Investment Fund Segregated Portfolio Company, incorporated in the Cayman Islands with limited liability, for the account of Gopher Financing Fund SP.

“Fund Investor” means any person which makes or has made an investment in the Fund.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means the Company and its Subsidiaries from time to time.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Institutional Shareholders” means Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., CICC Sun Company Limited, Perfect Key Holdings Limited and Starr Investments Cayman II, Inc.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Loan” means, as the context requires, a loan made or to be made under the Facility or the principal amount outstanding at any time of that loan, and for the avoidance of doubt, any reference to a “Loan” or “Loans” shall include the whole or any part of the Excess Capital.

“Loan-to-Value Ratio” has the meaning given to such term in Clause 20.1 (Definitions).

“Maintenance Loan-to-Value Ratio” has the meaning given to such term in Clause 20.1 (Definitions).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) the ability of any of the Obligors to perform its obligations under the Finance Documents; or (c) the validity or enforceability of, or the rights or remedies of the Lender under, the Finance Documents.

“Merger Event” means, in respect of a Share, any:

(a)	reclassification or change of that Share that results in a transfer of or an irrevocable commitment to transfer all outstanding Shares of that type to another entity or person;

(b)	consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of any of the Shares of that type then outstanding or otherwise prejudice the Transaction Security);

(c)	takeover offer, scheme of arrangement, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain one hundred per cent (100%) of the outstanding Shares of that type that results in a transfer of or an irrevocable commitment to transfer all such Shares of that type (other than the Shares of that type owned or controlled by such other entity or person); or

(d)	consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity in which the Company is the continuing entity and which does not result in a reclassification or change of the outstanding Shares of that type but results in the outstanding Shares of that type (other than the Shares of that type owned or controlled by such other entity) immediately prior to such event collectively representing less than 50 per cent. of the outstanding Shares of that type immediately following such event.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will apply only to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Ltd.

“Nationalisation” means, any of the following events:

(a)	all the Shares or any of the Collateral Shares or all or substantially all of the assets of the Company are nationalised, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof;

(b)	the authority or ability of any person to deal in, or transact in, all of the Shares or any of the Collateral Shares or all or substantially all of the assets of the Company is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that person or all of the Shares or any of the Collateral Shares or all or substantially all of the assets of the Company; or

(c)	the adoption, promulgation, enactment, order, decree, announcement or such other action or statement as the Lender deems relevant (acting in a commercially reasonable manner after reasonable consultation with the Borrower), by or with effect on any governmental agency, authority, entity or instrumentality thereof at any time, of any event or circumstance (whether or not subsequently amended or appealed) that, if completed, would lead to any event set forth in the immediately preceding paragraph (a) or (b).

“New Lender” has the meaning given to that term in Clause 24 (Changes to the Lender).

“Obligors” means the Borrower and the Personal Guarantors and “Obligor” means each one of them.

“Option” means the option granted by each Obligor to the Lender pursuant to the Option Agreement.

“Option Agreement” means the option agreement dated on or about the date of this Agreement and made between each Obligor and the Lender.

“Ordinary Shares” means ordinary shares in the Company.

“Original Obligor” means the Borrower or any Personal Guarantor.

“Party” means a party to this Agreement.

“PRC” means the People’s Republic of China.

“Pre-signing Commitment Fee” means the commitment fee payable under (i) the first commitment letter dated 4 October, 2013, between the Personal Guarantors, Daketala International Holdings Ltd., CZY Investments Limited and the Lender; and (ii) the supplemental commitment letter dated 25 October 2013, between the Personal Guarantors, Daketala International Holdings Ltd., CZY Investments Limited and the Lender.

“Relevant Interbank Market” means the London interbank market.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“RMB” means Renminbi Yuan, the lawful currency of the PRC.

“Safekeeping Agent” means Citibank N.A.

“Safekeeping Agreements” means each of the Borrower Safekeeping Agreement and the Solar Safekeeping Agreement.

“Safekept Securities Accounts” means the Borrower Safekept Securities Account and the Solar Safekept Securities Account.

“Scheduled Trading Day” means each day on which the Exchange is scheduled (as of the date of this Agreement) to be open for trading or its regular trading sessions.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means the Account Charges, the Share Mortgages and any other document designated as such by the Lender and the Borrower.

“Share Mortgages” means:

(a)	the Borrower Share Mortgage; and

(b)	the Solar Share Mortgage.

“Shares” means Ordinary Shares and ADSs.

“Solar Account Charge” means the account charge over the Solar Charged Account made between Solar Honor and the Lender.

“Solar Cash Account” has the meaning given to the term “Cash Account” in the Solar Account Charge.

“Solar Charged Account” means together the Solar Cash Account and the Solar Securities Account, and any replacement account thereof or other designated account.

“Solar Honor” means Solar Honor Limited, a British Virgin Islands company.

“Solar Safekeeping Agreement” means the safekeeping agreement in relation to the Solar Cash Account and the Solar Safekept Securities Account dated on or about the date of this Agreement and made between Solar Honor and the Safekeeping Agent.

“Solar Safekept Securities Account” has the meaning given to the term “Safekept Securities Account” in the Solar Account Charge.

“Solar Share Mortgage” means the share mortgage made between Solar Honor and the Lender pursuant to which Solar Honor grants a mortgage over 14,163,325 Ordinary Shares in favour of the Lender.

“SPA I” means the share purchase agreements dated 15 August 2013 and made between Mr. Jianyu Yang, Mr. Zheng Cheng and each of the Institutional Shareholders, respectively, in relation to the purchase by the Borrower of an aggregate of 17,051,202 Ordinary Shares and 3,472,666 ADSs.

“SPA I First Closing Date” means the closing date as set forth in SPA I.

“SPA I Second Closing Date” means twelve (12) months after the date of SPA I (or, if earlier, the date on which the Borrower has paid the total amount of consideration payable by it pursuant to SPA I).

“SPA II” means the share purchase agreements dated 15 August 2013 and made between Mr. Jianyu Yang, Mr. Zheng Cheng and each of seven shareholders of the Company, respectively, in relation to the purchase by the Borrower of an aggregate of 20,013,606 Ordinary Shares and 1,188,310 ADSs.

“SPA III” means the share purchase agreement dated on or about the date of this Agreement and made between the Borrower and IU Kong in relation to the purchase by the Borrower of 616,900 Ordinary Shares.

“SPA II Closing Date” means the closing date as set forth in SPA II.

“SPA Shares” means the Shares acquired pursuant to SPA I, SPA II and SPA III.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued equity share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“S&P” means Standard & Poor’s Rating Services.

“Target Amount” means US$65,026,511.91.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” has the meaning given to such term in Clause 11.1 (Tax definitions).

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing or otherwise obtaining or having the right to obtain, by conversion or other means, 50 per cent. or more of the outstanding Shares as determined by the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower), based upon the making of filings with governmental or self-regulatory agencies; except for the share placement expressly contemplated in the SPAs.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to or under any or all of the Security Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Lender and the Borrower.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Lender executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US$” means United States dollars, the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“Valuation Date” means each Scheduled Trading Day during the period from and including the Utilisation Date to but excluding the Final Repayment Date.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Exchange (or, if the Exchange is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as determined by the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	any “Lender”, any “Obligor”, any “Personal Guarantor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“including” shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(v)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	“final completion of the Acquisition” (or its equivalent) shall mean the first date on which the Borrower has completed the purchase of all the Shares intended to be purchased pursuant to SPA I, SPA II and SPA III.

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Lender’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender makes available to the Borrower a dollar term loan facility in an aggregate amount equal to the Commitment.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts up to an amount equal to the Target Amount borrowed by it under the Facility towards the Acquisition; and

(b)	The Borrower shall deposit the Target Amount into the Borrower Cash Account on the Utilisation Date and shall only withdraw amounts from the Borrower Cash Account as and when such amounts are needed to pay directly to the vendors under each of SPA I, SPA II and SPA III, in order to settle the consideration payable under each of SPA I, SPA II and SPA III.

(c)	The Borrower shall apply the Excess Capital, first, in payment of the advance payment fee payable pursuant to Clause 8.1(a) on the Utilisation Date.

(d)	The Borrower shall deposit all remaining Excess Capital, on the Utilisation Date, into the Borrower Cash Account and maintain the Borrower Cash Account in accordance with Clause 21.16 (Borrower Charged Account) and the Borrower Account Charge, provided that the Borrower may (subject to the provisions of Clause 21.16 (Borrower Charged Account)) use any such Excess Capital for the purpose of buying ADSs on the open market or Ordinary Shares from individual or institutional shareholders, provided that:

(i)	The Borrower shall not purchase any Shares using Excess Capital without the prior written consent of the Lender; and

(ii)	Any Shares purchased by the Borrower using Excess Capital shall, immediately upon such purchase, be charged by the Borrower in favour of the Lender pursuant to the Borrower Share Mortgage and/or the Borrower Account Charge (as applicable).

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Lender has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Lender. The Lender shall notify the Borrower promptly upon being so satisfied.

4.2	Further conditions precedent

The Lender will be obliged to comply with Clause 5.4 (Lender’s participations) only if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default or Mandatory Prepayment Event is continuing or would result from the proposed Loan; and

(b)	the representations to be made by each Obligor are true in all material respects.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not less than three (3) Business Days (or such shorter period as agreed between the Borrower and the Lender) prior to the proposed date of Utilisation.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount)

(b)	Only one Loan may be requested in each Utilisation Request.

(c)	The Borrower shall not deliver more than one Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of US$10,000,000 or, if less, the Available Facility.

5.4	Lender’s participations

If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, the Lender shall make each Loan available by the Utilisation Date of such Loan through its Facility Office.

5.5	Cancellation of Available Facility

The Commitment which, at that time, is unutilised shall be immediately cancelled at 5 p.m. on the last day of the Availability Period.

SECTION 4

REPAYMENT AND PREPAYMENT

6.	REPAYMENT

6.1	Repayment of Loans

The Borrower shall repay all principal amounts outstanding under each Loan on the Final Repayment Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	upon the Lender notifying the Borrower, the Commitment will be immediately cancelled; and

(c)	the Borrower shall repay the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Voluntary prepayment of whole of the Loans

If the Borrower has given the Lender not less than three (3) Months’ (or such shorter period as the Lender may agree) prior written notice, the Borrower may on 3 October 2015 prepay the whole (but not part) of the Loans.

7.3	Voluntary prepayment upon Fund redemption

Without prejudice to the provisions of Clause 7.2 (Voluntary prepayment of whole of the Loans), if a Fund Investor redeems, sells, transfers or assigns all or part of its investment in the Fund, the Borrower may, at its option, within fifteen (15) days of such redemption, sale, transfer or assignment and upon not less than fifteen (15) days’ notice to the Lender, prepay an amount of principal of the Loans less than or equal to the amount of such redemption, sale, transfer or assignment.

7.4	Restrictions

(a)	Any notice of prepayment given by any Party under this Clause 7 (Prepayment) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of any Loan or reduce any Commitment except at the times and in the manner expressly provided for in this Agreement.

(e)	If any Commitment is reduced in accordance with this Agreement, the amount of such reduction may not be subsequently reinstated.

(f)	If all or part of a Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitment (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

7.5	Mandatory Prepayment Events

If, at any time, the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower) determines that any one of the following events has occurred:

(a)	the public announcement (whether or not subsequently amended), including any public announcement as defined in Rule 165(f) of the Securities Act, by any entity, of any intention to enter into (including, without limitation, any intention of the Company to solicit or explore strategic alternatives to) any transaction or other event that, if completed, would lead to a Company Change of Control, Merger Event or Tender Offer;

(b)	the Exchange announces that, pursuant to the rules of the Exchange, the ADSs cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason, in each case, for ten (10) consecutive Scheduled Trading Days or more;

(c)	the suspension of trading of the ADSs on the Exchange or the Company otherwise has its trading privileges on the Exchange revoked or suspended, in each case, for ten (10) consecutive Scheduled Trading Days or more;

(d)	an Adjustment Trigger Event;

(e)	any event, development or circumstance which could reasonably be expected to have a Material Adverse Effect;

(f)	a Company Change of Control (including a Company Change of Control resulting from a Tender Offer), Company Dissolution, Company Insolvency, Company Insolvency Filing, Merger Event or Nationalisation occurs;

(g)	The aggregate beneficial ownership (as determined by the Lender (acting in a commercially reasonable manner after reasonable consultation with the Borrower)) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the Shares or other voting securities of the Company held by both Mr. Jianyu Yang and Mr. Zheng Cheng together in the Company falls below thirty per cent. (30%) of the total issued share capital of the Company, then:

(A)	(without prejudice to the rights of the Lender under paragraph (B) below) the Lender shall promptly notify the Borrower upon becoming aware of the relevant event; and

(B)	the Lender may, by not less than five (5) Business Days’ notice to the Borrower, declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is eleven per cent (11%) per annum.

8.2	Payment of interest

(a)	On the Utilisation Date, the Borrower shall pay to the Lender an amount equal to 1.5% multiplied by the Commitment Amount, such amount payable from the Excess Capital (the “advance payment fee”). Payment of the advance payment fee under this Clause 8.2(a) shall reduce the amount of interest that is payable on the last day of the first Interest Period by the amount of the advance payment fee. Accordingly, the Borrower may deduct the amount of the advance payment fee from the amount of interest that is payable on the last day of the first Interest Period.

(b)	Subject to paragraph (c) below, the Borrower shall pay accrued interest on each Loan on the last day of each Interest Period for that Loan.

(c)	In respect of the first Interest Period under the Facility only, the Borrower shall pay accrued interest on the full amount of the Commitment on the last day of such Interest Period as if the full amount of the Commitment had been outstanding as a Loan throughout the whole of the first Interest Period under the Facility.

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (b) below, eighteen per cent. (18%) higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Lender.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be eighteen per cent. (18%) higher than the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	Subject to paragraph (c) below, each Interest Period for a Loan shall be one (1) year.

(b)	An Interest Period for a Loan shall not extend beyond the Final Repayment Date.

(c)	The first Interest Period and each subsequent Interest Period for the Loan drawn by the Borrower under the Facility shall start and end on (both dates inclusive) the dates set out in the table below:

Interest Period	Start Date	End Date

First (1st) Interest Period	Utilisation Date	3 October 2014

Second (2nd) Interest Period	4 October 2014	3 October 2015

Third (3rd) Interest Period	4 October 2015	3 October 2016

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on and include the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	FEES

10.1	Commitment fee

(a)	The Borrower shall pay to the Lender for its own account a fee, accruing on a daily basis and calculated on the basis of the actual number of days elapsed in a 365 day year, at the rate of eleven per cent. (11%) per annum, on the Lender’s Available Commitment at close of business (in Hong Kong) on each day of the Availability Period (or, if any such day shall not be a Business Day, at such close of business on the immediately preceding Business Day), such fee the “Facility Agreement Commitment Fee”.

(b)	Each of the Pre-signing Commitment Fee and the Facility Agreement Commitment Fee shall be paid by the Borrower in full, on the last day of the first Interest Period under the Facility and shall be supplemental to the amount of interest payable by the Borrower pursuant to Clause 8.2(b).

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS-UP AND INDEMNITIES

11.1	Tax definitions

(a)	In this Clause 11 (Tax gross-up and indemnities):

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by an Obligor to the Lender under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 11 (Tax gross-up and indemnities) a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

11.2	Tax gross-up

(a)	All payments to be made by an Obligor to the Lender under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Obligor is required to make a Tax Deduction, in which case the sum payable by such Obligor (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Borrower on becoming so aware in respect of a payment payable to the Lender.

(c)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, the Borrower shall, within three Business Days of demand of the Lender, promptly indemnify the Lender for any loss or liability it suffers as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 (Tax indemnity) shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which the Lender is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of the Lender actually received or receivable by the Lender (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by the Lender but not actually receivable) by the jurisdiction in which its Facility Office is located.

(b)	If the Lender intends to make a claim under paragraph (a) it shall promptly notify the Borrower of the event giving rise to the claim.

11.4	Tax credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	the Lender has obtained and utilised that Tax Credit,

the Lender shall pay an amount to the Obligor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The Borrower shall:

(a)	pay all stamp duty, registration and other similar Taxes payable in respect of any Finance Document, and

(b)	within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to any stamp duty, registration or other similar Tax paid or payable in respect of any Finance Document.

11.6	Indirect tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to the Lender shall be deemed to be exclusive of any Indirect Tax. If any Indirect Tax is chargeable on any supply made by the Lender to any Party in connection with a Finance Document, that Party shall pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax.

(b)	Where a Finance Document requires any Party to reimburse the Lender for any costs or expenses, that Party shall also at the same time pay and indemnify the Lender against all Indirect Tax incurred by the Lender in respect of the costs or expenses to the extent the Lender reasonably determines that it is not entitled to credit or repayment in respect of the Indirect Tax.

12.	INCREASED COSTS

12.1	Increased costs

(a)	Subject to Clause 12.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Lender, pay for the account of the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement. The terms “law” and “regulation” in this paragraph (a) shall include any law or regulation concerning capital adequacy, prudential limits, liquidity, reserve assets or Tax.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by the Lender);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the undertaking, funding or performance by the Lender of any of its obligations under any Finance Document or any participation of the Lender in any Loan or Unpaid Sum.

12.2	Increased cost claims

(a)	If the Lender intends to make a claim pursuant to Clause 12.1 (Increased costs) it shall promptly notify the Borrower of the event giving rise to the claim.

(b)	The Lender shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

12.3	Exceptions

(a)	Clause 12.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 11.3 (Tax indemnity) (or would have been compensated for under Clause 11.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (a) of Clause 11.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the Lender of any law or regulation.

(b)	In this Clause 12.3 (Exceptions), a reference to a “Tax Deduction” has the same meaning given to the term in Clause 11.1 (Tax definitions).

13.	MITIGATION BY THE LENDER

13.1	Mitigation

(a)	The Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) or Clause 12 (Increased costs), including:

(i)	providing such information as the Borrower may reasonably request in order to permit the Borrower to determine any exemption or other relief (whether pursuant to a double taxation treaty or otherwise) from any obligation to make a Tax Deduction; and

(ii)	in relation to any circumstances which arise following the date of this Agreement, transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.2	Limitation of liability

(a)	The Borrower shall promptly indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of steps taken by it under Clause 13.1 (Mitigation).

(b)	The Lender is not obliged to take any steps under Clause 13.1 (Mitigation) if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.3	Conduct of business by the Lender

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify the Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by the Lender as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Obligor being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Obligor or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or gross negligence by the Lender alone);

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(g)	investigating any event which it reasonably believes is a Default; or

(h)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	COSTS AND EXPENSES

15.1	Failure to complete Acquisition

If the Acquisition fails to close on or before the last day of the Availability Period and the Lender has provided the Borrower with evidence reasonably satisfactory to the Borrower that it has raised funds for the Acquisition in an amount not less than US$60,000,000 and such funds are (subject only to each condition in each Finance Document having been satisfied or waived by the Lender in accordance with the terms of the Finance Documents) available for lending to the Borrower for the purpose of funding the Acquisition, the Borrower shall, within three Business Days of demand, pay the Lender the amount of all costs and expenses reasonably incurred by the Lender in connection with the creation, setting up, incorporation, management, administration and financing of the Fund, up to a maximum aggregate amount of US$1,500,000.

15.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including legal fees) reasonably incurred by the Lender in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

Each Personal Guarantor irrevocably and unconditionally and jointly and severally:

(a)	guarantees to the Lender punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Personal Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by an Personal Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 16 (Guarantee and indemnity) if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, Security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Personal Guarantor under this Clause 16 (Guarantee and indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of each Personal Guarantor under this Clause 16 (Guarantee and indemnity) will not be affected by an act, omission, matter or thing which, but for this Clause 16 (Guarantee and indemnity), would reduce, release or prejudice any of its obligations under this Clause 16 (Guarantee and indemnity) (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of the Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, execute, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or death of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or Security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other party.

16.5	Immediate recourse

Each Personal Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Personal Guarantor under this Clause 16 (Guarantee and indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Personal Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Personal Guarantor or on account of any Personal Guarantor’s liability under this Clause 16 (Guarantee and indemnity).

16.7	Deferral of Personal Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, no Personal Guarantor will exercise or otherwise enjoy the benefit of any right which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 16 (Guarantee and indemnity):

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of or provider of Security for any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Personal Guarantor has given a guarantee, undertaking or indemnity under Clause 16.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with the Lender.

If any Personal Guarantor shall receive any benefit, payment or distribution in relation to any such right it shall hold that benefit, payment or distribution (or so much of it as may be necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be paid in full) on trust for the Lender, and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 27 (Payment mechanics).

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by the Lender.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 17 (Representations) to the Lender on the date of this Agreement, on the date of each Utilisation Request and the first day of each Interest Period by reference to the facts and circumstances then existing.

17.1	Status

(a)	The Borrower is a corporation, duly incorporated and validly existing under the laws of the jurisdiction of incorporation set opposite its name under the heading “Jurisdiction of Incorporation” in Part I of Schedule 1 (The Original Parties).

(b)	Each Personal Guarantor is a citizen of the PRC and is domiciled and resident in the PRC.

(c)	It and each member of the Group has the power to own its assets and carry on its business as it is being conducted

(d)	The Company is a foreign private issuer, as such term is defined in Rule 3b-4 under the Exchange Act.

(e)	The Company (A) (i) is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, and (ii) has filed during the twelve (12) Months preceding this Agreement all required reports pursuant to such sections; and (B) for as long as any part of any Loan remains outstanding hereunder, it (i) will continue to be subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, and (ii) will timely file all reports required pursuant to such sections.

17.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are its legal, valid and binding obligations, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors).

17.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it, its shareholders or the Company, including, but not limited to, the rules of the Exchange, any anti-fraud or reporting provisions of the Exchange Act, or any other U.S. law or any governmental rule or regulation applicable to it;

(b)	its and each member of the Group’s constitutional documents; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets.

17.4	Compliance with disclosure requirements

The Obligor has complied, and will comply, with all applicable disclosure requirements with respect to the Shares, the Finance Documents and the transactions contemplated thereunder and effected on or prior to the date hereof (or, to the extent this representation is made or deemed to be made as of a different date, effected on or prior to such date) under Sections 13 and, if applicable, 16 of the Exchange Act (including, without limitation, any required filings with the SEC), and all other applicable laws (including, without limitation, applicable securities laws) and regulations of any jurisdiction.

17.5	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of Security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

(c)	In the case of each Personal Guarantor:

(i)	he is of full age and sound mind;

(ii)	prior to his execution of any Finance Document, he has been informed by the Lender:

(A)	that he has the choice not to proceed with the transaction in connection with any Finance Document;

(B)	to seek independent legal advice in relation to his obligations and liabilities under the Finance Documents;

(C)	that if he decides not to instruct his own solicitors, he will be required to attend a meeting with the Lender to witness his execution of the Finance Documents to which he is a party but the Lender (or its legal adviser) will not be giving him any legal advice regarding any Finance Document;

(D)	to obtain financial information in respect of the Borrower and the other Original Obligors and engage his own financial adviser to give him advice on such financial information before executing any Finance Document;

(E)	that by executing any Finance Document, he may be liable instead of or as well as each Original Obligor (other than himself) for the due and punctual performance by the Borrower and/or the other Original Obligors of all their respective obligations under the Finance Documents;

(F)	that if the Borrower does not pay any amount when due under any Finance Document or if the Lender suffers any liability if any obligation of the Borrower under the Finance Documents is or becomes unenforceable, invalid or illegal, he will be called upon to honour his obligations under the guarantee set out in Clause 16 (Guarantee and indemnity);

(G)	that his liabilities under this Agreement are payable on demand; and

(H)	that he has the option to choose (prior to the date of execution of this Agreement) whether his guarantee obligations under Clause 16 (Guarantee and indemnity) should be limited or unlimited in amount and that the obligations under the Finance Documents are not subject to any monetary limit unless expressly provided otherwise;

(iii)	he acknowledges and confirms that he has been provided with a copy of each of the Finance Documents and fully understands the contents of the Finance Documents;

(iv)	he is acting as principal and not as agent in entering into this Agreement and/or any other Finance Document and/or the transactions contemplated by any Finance Document;

(v)	he has either obtained independent legal advice or has voluntarily waived his right to seek independent legal advice with respect to the Finance Documents and the transactions contemplated thereby prior to his execution and delivery of any Finance Document and he fully understands the nature and extent of his obligations and liabilities under the Finance Documents and has acted independently and free from any undue influence of any person.

17.6	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation;

(c)	for it to carry on its business; and

(d)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect.

17.7	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation and the People’s Republic of China.

(b)	Any arbitral award obtained in Hong Kong in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation and the People’s Republic of China.

17.8	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation or domicile it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

17.10	No default

(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which could reasonably be expected to have a Material Adverse Effect.

17.11	No misleading information

All information supplied by the Obligor or any member of the Group to the Lender for the purposes of the Facility was true, complete and accurate in all material respects as at the date it was given.

17.12	Financial statements

(a)	The financial statements of the Borrower most recently supplied to the Lender were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such financial statements.

(b)	The financial statements of the Borrower most recently supplied to the Lender give a true and fair view and represent its financial condition and operations during the relevant financial year save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the business or financial condition of the Borrower since the date of its most recent consolidated financial statements.

17.13	Ranking

(a)	Each Security Document creates (or, once entered into, will create) in favour of the Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief, having made due enquiry) been started or threatened against it or any member of the Group.

17.15	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or paragraph (e) of Clause 18.4 (Information: miscellaneous) is authorised to sign Utilisation Requests (in the case of the Borrower only) and other notices on its behalf.

17.16	Shares

(a)	The Company’s constitutional documents and any agreements or policies of the Company applicable to any Share or any holder of such Share do not restrict or inhibit any transfer of such Share on creation of the Transaction Security or enforcement of the Transaction Security by the Lender or its agents.

(b)	The Collateral Shares are not subject to any shareholders’ agreement or any voting or other contractual restrictions.

(c)	As of the SPA I Second Closing Date, the sum of the total number of Collateral Shares will be at least 52,303,178 Ordinary Shares and at least 5,066,302 ADSs.

(d)	The certified copy of the register of members provided to the Lender pursuant to Schedule 2 (Conditions precedent) to this Agreement is a certified copy of the original register of members maintained by the Company in compliance with section 40 of the Companies Law (2012 Revision) of the Cayman Islands.

(e)	The Loan is entered into by Borrower in good faith and at arm’s length. The Loan is not entered into with an expectation that the Borrower would default on its obligations thereunder.

(f)	The Transaction Security is a Security to secure the Borrower’s obligations under the Finance Documents and is entered into by Borrower in good faith and at arm’s length.

(g)	The Security Documents are not entered into by it with the intent of facilitating a disposition of the Collateral Shares. (For the avoidance of doubt, its obligations under the Finance Documents will not be deemed to represent that it has entered into any Finance Document with the intent of facilitating a disposition of the Collateral Shares within the meaning of the immediately preceding sentence.)

(h)	Each Collateral Share:

(i)	has been duly issued and is fully paid by its respective Chargor and there are no moneys or liabilities of such Chargor outstanding or payable in respect of it, and is non-assessable; and

(ii)	is free of any forms of guaranty, pledge, charge, lien or other encumbrances and is not in any way jointly owned with any third parties or subject to any other third-party rights or claims.

(i)	As long as any part of any Loan remains outstanding hereunder, the Borrower will not transfer the economic risk of or hedge or take any form of insurance against any losses arising from its investment in the SPA Shares.

(j)	The Borrower understands (and the Borrower represents that Solar Honor understands) that upon the occurrence of an Event of Default and the exercise of remedies with respect thereto under the Finance Documents:

(i)	a bulk sale of any of the Collateral Shares may occur which may result in a substantially discounted realisation value with respect to such Collateral Shares compared to the then current market price; and

(ii)	a private sale of any of the Collateral Shares may occur which may result in less proceeds than a public sale.

The Borrower acknowledges and agrees (and the Borrower represents that Solar Honor acknowledges and agrees) that any such bulk sale or private sale shall be a commercially reasonable disposition under applicable law.

(k)	At all times prior to the disposition of any Collateral Shares by the Lender pursuant to paragraph (j) above, it shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Collateral Shares for all purposes not inconsistent with the terms of this Agreement or any other instrument or agreement referred to herein, provided that it agrees that it shall not vote such Collateral Shares in any manner that is inconsistent with the terms of this Agreement or any such other instrument or agreement or could reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the Lender shall have no voting rights with respect to the Collateral Shares, except to the extent that the Lender purchases any Collateral Shares in a sale or other disposition made pursuant to paragraph (j) above.

17.17	No restrictions on creation of Security

Neither it nor Solar Honor is under any contractual, regulatory or other restriction which prevents it or Solar Honor from:

(a)	creating Security over the Charged Assets; or

(b)	disposing of the Collateral Shares held in the Safekept Securities Accounts.

17.18	Holding Company status

(a)	The Borrower has no trade or business other than holding the Shares or (subject to the provisions of this Agreement) other assets to be acquired with the proceeds of the Loan and does not engage in any trade or business other than that of an investment or Holding Company.

(b)	The Borrower does not have any Subsidiaries.

17.19	Share capital in the Company

(a)	As at the date of this Agreement,

(i).	Daketala International Investment Holdings Ltd., a company wholly owned by Mr. Jianyu Yang, owns not less than 4,836,611 Ordinary Shares;

(ii).	CZY Investments Limited, a company wholly owned by Mr. Zheng Cheng, owns not less than 8,861,525 Ordinary Shares;

(iii).	Solar Honor does not own any Shares; and

(iv).	the total outstanding share capital of the Company is 134,836,300 Ordinary Shares (excluding treasury shares).

(b)	Immediately following final completion of the Acquisition, the Borrower and Solar Honor shall legally and beneficially own at least 59,951,273 Ordinary Shares and at least 5,066,302 ADSs; and

(c)	all such shares owned by the Borrower and Solar Honor upon final completion of the Acquisition will be charged to the Lender, and at the very latest, upon the occurrence of the SPA I Second Closing Date, except for 7,648,095 Ordinary Shares which will be charged by the Borrower to a third party.

17.20	FCPA

Neither it nor the Group nor, to the best of their knowledge and belief having made all reasonable enquiries, any employee or other person associated with or acting on behalf of it or the Group, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”); or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment prohibited under any applicable law or regulation equivalent to the FCPA.

17.21	Anti-money laundering

The operations of the Group and it are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the jurisdictions in which the Borrower is incorporated and all jurisdictions in which the Borrower conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency (collectively, “Money Laundering Laws”) and no action, suit or proceeding by or before any court or Governmental Agency, authority or body or any arbitrator involving the Borrower with respect to Money Laundering Laws is pending and, to the best of its knowledge and belief, no such actions, suits or proceedings are threatened or contemplated.

18.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Financial statements

The Borrower shall supply to the Lender:

(a)	as soon as the same become available, but in any event within 30 days after the end of each of its financial years, its consolidated unaudited financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 30 days after the end of each financial quarter in each of its financial years, its consolidated unaudited financial statements for that financial quarter.

18.2	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.3	Information: miscellaneous

The Borrower shall supply to the Lender:

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly, any announcement, notice or other document relating specifically to the Borrower posted onto any electronic website maintained by any stock exchange on which shares in or other securities of the Borrower are listed or any electronic website required by any such stock exchange to be maintained by or on behalf of the Borrower;

(c)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Company, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(d)	promptly, to the extent available to the Borrower, such further information regarding the financial condition, business and operations of the Company as the Lender may request; and

(e)	promptly, notice of any change in authorised signatories of the Borrower signed by a director or company secretary of the Borrower accompanied by specimen signatures of any new authorised signatories.

18.4	Notification of default

(a)	Each Obligor shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Lender, the Borrower shall supply to the Lender a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5	“Know your customer” checks

(a)	Each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to conduct any “know your customer” or other similar procedures under applicable laws and regulations.

19.	FINANCIAL COVENANTS

19.1	Financial definitions

In this Agreement:

“Adjusted EBITDA” means the Adjusted EBITDA of the Company as stated in the quarterly unaudited consolidated financial results of the Company furnished to or filed with the SEC (or, if the quarterly unaudited consolidated financial results of the Company furnished to or filed with the SEC do not contain a definition of “Adjusted EBITDA”, that line item which (in the reasonable determination of the Lender) is the closest economic equivalent to “Adjusted EBITDA”).

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of the total liabilities of the Company to the total assets of the Company as of the last day of such Relevant Period, in each case as stated in the quarterly unaudited consolidated financial results or the audited consolidated annual financial statements of the Company furnished to or filed with the SEC (or, if the quarterly unaudited consolidated financial results or the audited consolidated annual financial statements of the Company furnished to or filed with the SEC do not state the total liabilities of the Company and/or the total assets of the Company, that ratio which (in the reasonable determination of the Lender) is the closest economic equivalent of such ratio which can be determined from the quarterly unaudited consolidated financial results of the Company filed with the SEC).

“Relevant Period” means each period of six months ending on (respectively) 30 June or 31 December of each year.

“SEC” means the United States Securities and Exchange Commission.

19.2	Financial condition

(a)	Leverage Ratio

Each Obligor shall procure that, in respect of each Relevant Period, the Leverage Ratio of the Group shall not exceed 7:10.

(b)	Adjusted EBITDA

Each Obligor shall procure that in respect of each Relevant Period, Adjusted EBITDA shall not be less than RMB100,000,000.

19.3	Financial testing

(a)	The financial covenants set out in Clause 19.2 (Financial condition) shall be tested semi-annually as at 30 June and 31 December of each year by reference to the figures contained in the two sets of quarterly unaudited consolidated financial results of the Company comprising the relevant six months period furnished to or filed with the SEC.

(b)	Within ten (10) Business Days following the date on which the Adjusted EBITDA and the total assets and total liabilities of the Company for any Relevant Period are available, the Borrower shall deliver to the Lender a Compliance Certificate as to compliance (or otherwise) with the financial covenants set out in Clause 19.2 (Financial condition).

20.	MARGIN PROVISIONS

20.1	Definitions

In this Agreement:

“Collateral Deadline Date” means, in relation to a Collateral Trigger Date, the twentieth Business Day after such Collateral Trigger Date.

“Collateral Release Loan-to-Value Ratio” means 0.52.

“Collateral Trigger Date” has the meaning given to such term in Clause 20.2 (Top-up obligations).

“Loan-to-Value Ratio” means, on any Scheduled Trading Day, the product (determined by the Lender) of the following formula, expressed as a figure:

Where:

A	equals the aggregate principal amount of the Loans outstanding on that Scheduled Trading Day;

B	equals the total number of Charged Ordinary Shares divided by three (3) plus the total number of Charged ADSs, in each case on that Scheduled Trading Day;

C	equals the VWAP per ADS on that Scheduled Trading Day; and

D	equals the aggregate amount of cash in the Cash Accounts and the cash value of all Acceptable Assets delivered by the Borrower to the Lender pursuant to Clause 20.2(b)(i)(C) (Top-up obligations).

“Maintenance Loan-to-Value Ratio” means 0.9.

20.2	Top-up obligations

(a)	If the Lender determines that:

(i)	the Loan-to-Value Ratio on any Valuation Date exceeds the Maintenance Loan-to-Value Ratio (such Valuation Date, a “Relevant Date”); and

(ii)	following such Relevant Date, the Loan-to-Value Ratio on each of the fifteen consecutive Scheduled Trading Days immediately following such Relevant Date continues to exceed the Maintenance Loan-to-Value Ratio (the fifteenth such Scheduled Trading Day, a “Collateral Trigger Date”), the Lender shall promptly notify the Borrower of such fact, and the Lender may give written notice Demand Notice to the Borrower (such notice, a “Demand Notice”) which notifies the Borrower of:

(i)	the occurrence of a Collateral Trigger Date in respect of a Valuation Date; and

(ii)	the requirement for the Borrower to cure such Collateral Trigger in accordance with paragraph (b) below.

A Demand Notice may be in the form of an electronic mail and shall be deemed delivered on the date of delivery.

(b)	Upon a Demand Notice being given under paragraph (a) above, the Borrower shall, on or prior to the relevant Collateral Deadline Date:

(i)	at the Borrower’s discretion:

(A)	deposit cash denominated in US Dollars into the Borrower Cash Account pursuant to, in accordance with and subject to the Security constituted by the Borrower Account Charge; and/or

(B)	charge any additional Ordinary Shares to the Lender pursuant to, in accordance with and subject to the Security consituted by the Borrower Share Mortgage; and/or

(C)	deposit additional ADSs into the Borrower Safekept Securities Account pursuant to, in accordance with and subject to the Security constituted by the Borrower Account Charge and the Borrower Safekeeping Agreement; and/or

(D)	deliver any other Acceptable Asset to the Lender (any assets delivered under any of paragraphs (A), (B) or (C), “Additional Collateral”),

in each case, so as to ensure that the Loan-to-Value Ratio on the Collateral Deadline Date (after all deposits and deliveries on or prior to the relevant Collateral Deadline Date pursuant to this paragraph (b) have been made) would not exceed the Maintenance Loan-to-Value Ratio;

(i)	provide to the Lender written evidence or notice in form and substance satisfactory to the Lender evidencing the deposit or delivery (as the case may be) of the Additional Collateral; and

(ii)	in the case of any Acceptable Asset delivered pursuant to paragraph (b)(i)(C) above, enter into or execute any additional documentation in form and substance satisfactory to the Lender to ensure valid Security securing the obligations of the Borrower under this Agreement is created over such Acceptable Asset in favour of the Lender, and that such Security is perfected in accordance with applicable law.

20.3	Margin sale

(a)	On any Valuation Date, if the Borrower determines that the Loan-to-Value Ratio is less than the Collateral Release Loan-to-Value Ratio, the Borrower may request the Lender to notify the Borrower whether the Lender concurs with the Borrower’s determination. The Lender shall upon receiving such request from the Borrower promptly notify the Borrower of its determination (such date, a “Margin Release Notice Date”).

(b)	Upon a notice being given by the Lender to the Borrower under paragraph (a) above confirming that on such Valuation Date the Loan-to-Value Ratio was less than the Collateral Release Loan-to-Value Ratio, the Borrower may, on any Scheduled Trading Day on which the Loan-to-Value Ratio continues to be less than the Collateral Release Loan-to-Value Ratio, give notice to the Lender irrevocably requesting the sale of all or part of the Collateral Shares owned by the Borrower (the “Sale Collateral”) and the disposal of such Sale Collateral on any subsequent Scheduled Trading Day (a “Collateral Sale Request”) on the terms set out in this Clause 20.3, provided that the amount of Collateral Shares less the Sale Collateral shall be sufficient to ensure that the Loan-to-Value Ratio immediately following such sale shall not exceed the Maintenance Loan-to-Value-Ratio on such Scheduled Trading Day.

(c)	If any Collateral Shares are released from the Borrower Share Mortgage and/or the Borrower Account Charge (as applicable) in accordance with this Clause 20.3 (Margin sale) and sold:

(i)	if the Loan-to-Value Ratio immediately following the proposed sale is equal to or higher than the Collateral Release Loan-to-Value Ratio, the proceeds of any such disposal shall be immediately deposited into the Borrower Cash Account pursuant to, in accordance with and subject to the Security constituted by the Borrower Account Charge; and

(ii)	if the Loan-to-Value Ratio immediately following the proposed sale is less than the Collateral Release Loan-to-Value Ratio, the net proceeds of such sale shall be paid to the Borrower and the Borrower may use such proceeds for any purposes in its sole discretion.

(d)	It shall be a condition of each sale by the Lender (or its authorised agent) under the terms of this Clause 20.3 (Margin sale) that at all times the Lender is satisfied that:

(i)	each relevant Obligor appoints the Lender (or an Affiliate or nominee of the Lender, or a broker designated by the Lender) as exclusive broker in respect of such sale on such terms as are specified by the Lender under any brokerage customer documentation;

(ii)	any sale of the Sale Collateral shall be an arm’s length transaction and shall be in compliance with all applicable laws;

(iii)	the Lender (or any of its Affiliates) will not become subject to any reporting or disclosure obligations under any applicable laws;

(iv)	the settlement of any sale of Sale Collateral shall be effected in a manner acceptable to the Lender;

(v)	settlement of any sale of Sale Collateral shall take place on such basis as constitutes (to the Lender’s satisfaction) a delivery versus payment arrangement without credit or settlement risk; and

(vi)	none of the Lender or any Affiliate or agent of the Lender shall be liable for any loss or damage suffered by any Obligor or any other person arising from any sale or other action by the Lender or Affiliate or agent of the Lender (or on its behalf) pursuant to this Clause 20.3 (Margin sale), or for any failure to effect or take any such sale or other action unless such loss or damage shall be caused by the gross negligence or fraud of the Lender, its Affiliates or agent.

(e)	Following receipt by the Lender of a Collateral Sale Request, the Lender shall at such time(s) and on such date(s) as the Lender may determine to be appropriate in relation to the sale of the Sale Collateral, sell the Sale Collateral in accordance with the Collateral Sale Request.

(f)	Each Collateral Sale Request shall include the following information:

(i)	the total number of Collateral Shares to be sold; and

(ii)	the minimum price at which such Sale Collateral can be sold; and

(iii)	shall be irrevocable and be signed by authorised signatories of the Borrower

(g)	If the Lender receives a Collateral Sale Request before 4:00 pm Hong Kong time on a Scheduled Trading Day, it shall be deemed to be received by the Lender on such Scheduled Trading Day. If such Collateral Sale Request is received by the Lender after 4:00 pm Hong Kong time on a Scheduled Trading Day, it shall be deemed to be received by the Lender on the next following Scheduled Trading Day.

(h)	Without prejudice to any other indemnity by the Borrower in this Agreement, the Borrower undertakes promptly on demand to indemnify the Lender, its Affiliates and its agents against any expense, cost, loss or liability it or they may incur or suffer arising out of or in connection with any matter referred to in this Clause 20.3 (Margin sale). The Lender shall not charge any commission, brokerage fee or fees or a similar nature in relation to the sale of the Sale Collateral, provided that the Borrower shall promptly upon demand indemnify the Lender against any such commission, brokerage fee or fees of a similar nature incurred by the Lender in relation to the sale of the Sale Collateral.

20.4	Charged Accounts

For the avoidance of doubt, no interest will be payable by the Lender to any Chargor on any credit balance from time to time on the Charged Accounts.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation (in the case of the Borrower) or domicile (in the case of each Personal Guarantor) of any Finance Document.

21.2	Compliance with laws

(a)	Each Obligor shall (and each Obligor shall use commercially reasonable efforts to ensure that the Company and each officer and director of the Company will) comply in all respects with all laws and regulations to which it may be subject (including without limitation all laws and regulations of the United States, Cayman Islands and the PRC), and in particular, those laws relating to connected party and related party transactions in each such jurisdiction, if failure to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank and continue to rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.4	Negative pledge

In this Clause 21.4 (Negative pledge), “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not (and the Borrower shall use commercially reasonable efforts to ensure that the Company will not):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or the Company;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into or permit to subsist any title retention arrangement;

(iv)	enter into or permit to subsist any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(v)	enter into or permit to subsist any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by the Borrower or the Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by the Borrower or the Company for the purpose of:

(A)	hedging any risk to which the Borrower or the Company is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iii)	any lien arising by operation of law and in the ordinary course of trading provided that the debt which is secured thereby is paid when due or contested in good faith by appropriate proceedings and properly provisioned;

(iv)	any Security or Quasi-Security created pursuant to any Finance Document

(v)	7,648,095 Ordinary Shares that will be pledged to a third party; or

(vi)	8,240,760 Ordinary Shares that will be pledged to certain Institutional Shareholders until the SPA I Second Closing Date.

21.5	Disposals

(a)	The Borrower shall not enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset, other than for the purpose of prepaying or repaying all or a part of the Loans.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal made in the ordinary course of trading of the disposing entity.

21.6	Merger

The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

21.7	Change of business

Each Obligor shall procure that no change is made to the general nature of the business of the Group from that carried on at the date of this Agreement.

21.8	Acquisitions

The Borrower shall not acquire any company, business, assets or undertaking or make any investment unless permitted under this Agreement.

21.9	Loans and guarantees

The Borrower shall not make or allow to subsist any loans, grant any credit (save in the ordinary course of business) or give or allow to remain outstanding any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

21.10	Financial Indebtedness

(a)	The Borrower shall not incur or permit to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	any Financial Indebtedness incurred pursuant to any Finance Documents;

(ii)	any Financial Indebtedness for the purpose of prepaying and replacing all or part of the Loans

21.11	Option Agreement

Each Obligor shall ensure that the Option Agreement shall remain in full force and effect until the Final Repayment Date.

21.12	Holding Company

Notwithstanding any other provision of this Agreement, the Borrower shall not trade, carry on any business, own any asset (other than the assets to be acquired with the proceeds of the Loans (subject to the provisions of this Agreement) and the Shares) or incur any liability other than any liability incidental to its ownership of the Shares and its corporate existence and/or pursuant to the execution and performance of the Finance Documents.

21.13	Granting of Security

Each Obligor shall ensure that:

(a)	the 4,836,611 Ordinary Shares held by Daketala International Investment Holdings Ltd. and the 3,269,629 Ordinary Shares held by CZY Investments Limited are transferred to the Borrower prior to the Utilization Date and are subsequently charged by the Borrower in favour of the Lender pursuant to the Security Documents prior to the Utilization Date;

(b)	immediately upon their acquisition, the SPA Shares are charged by the Borrower in favour of the Lender pursuant to the Security Documents (other than (i) 8,240,760 Ordinary Shares which will be charged to certain Institutional Shareholders on the SPA I First Closing Date; and (ii) 7,648,095 Ordinary Shares which will be charged to a certain third party);

(c)	any Shares acquired by the Borrower using the proceeds of the Excess Capital shall be charged by the Borrower in favour of the Lender pursuant to the Security Documents immediately upon their acquisition;

(d)	the 8,240,760 Ordinary Shares referred to in (b) above shall be charged to the Lender (free of the security created in favour of the Institutional Shareholders) on the SPA I Second Closing Date; and

(e)	Solar Honor will charge 14,163,325 Ordinary Shares and 405,326 ADSs in favour of the Lender pursuant to the Solar Share Charge and the Solar Account Charge (as applicable) prior to the Utilization Date.

21.14	Third-Party Pledge

Each Obligor shall ensure that Solar Honor enters into the Solar Share Mortgage and Solar Account Charge and procure that Solar Honor comply with all requirements to perfect the security created under the Solar Share Mortgage and Solar Account Charge in the manner set out in the Solar Share Mortgage and Solar Account Charge, including but not limited to, instructing its registered agent to create and maintain a register of charges (the “Register of Charges”), delivering a certified copy of the updated Register of Charges to the Lender, providing written confirmation from the registered agent that the Register of Charges has been filed with the Registry and subsequently delivering to the Lender the stamped certificate of registration and a Registry stamped description of the security.

21.15	Board Seat

Each Obligor agrees that the Lender shall be entitled to appoint one director to the board of directors of the Company. Each Obligor shall ensure the candidate nominated by the Lender shall be appointed as a board director of the Company within six (6) Months of the date of this Agreement, and shall not be removed.

21.16	Borrower Charged Account

The Borrower shall open and maintain the Borrower Charged Account in accordance with this Clause 21.16 (Borrower Charged Account), the Borrower Account Charge and the Borrower Safekeeping Agreement.

(a)	Borrower Cash Account:

(i)	The Lender shall pay all amounts drawn by the Borrower under the Facility into the Borrower Cash Account.

(ii)	The Borrower shall procure all amounts standing to the credit of the Borrower Cash Account up to the Target Amount are only used to make payment to the Institutional Shareholders in connection with the Acquisition.

(iii)	The Borrower may use all amounts of Excess Capital standing to the credit of the Borrower Cash Account from time to time:

(A)	to make investments (with the consent and at the direction of the manager of the Fund in Cash Equivalent Investments, provided that any interest, rights and proceeds arising out of such investments shall be paid into the Borrower Cash Account and be subject to the Security constituted by the Borrower Account Charge; and

(B)	subject to the Borrower obtaining the prior written consent of the Lender, to purchase Ordinary Shares or ADSs from any holders thereof;

(iv)	The Borrower shall ensure that any Ordinary Shares purchased by the Borrower pursuant to Clause 21.16(a)(iii)(B) shall, immediately upon such purchase, be charged to the Lender pursuant to the Borrower Share Mortgage.

(v)	Following the date that falls on the first anniversary of the date of this Agreement, the Borrower may (subject to the provisions of Clause 20 (Margin Provisions)) apply all amounts of Excess Capital standing to the credit of the Borrower Cash Account in the following order of priority:

(A)	first, to pay accrued and outstanding interest on the Loans and any other amounts (other than principal) outstanding under the Finance Documents;

(B)	secondly, to pay any outstanding principal of the Loans; and

(C)	thirdly, after the repayment of the Loans and after payment of all other amounts outstanding under the Finance Documents, for any other purposes at the sole discretion of the Borrower.

(vi)	The Borrower shall procure that all Distributions in connection with the Collateral Shares owned by the Borrower are paid into the Borrower Cash Account and that all cash Distributions in connection with the Collateral Shares owned by Solar Honor are paid into the Solar Cash Account.

(b)	Borrower Safekept Securities Account: The Borrower shall ensure that any ADSs purchased by the Borrower pursuant to Clause 21.16(a)(iii)(B) shall be (i) in uncertificated form; (ii) credited to the Safekept Securities Account subject to the Security constituted by the Borrower Account Charge immediately upon the purchase of such ADSs by the Borrower; and (iii) registered in the name of the Account Bank immediately upon the purchase of such ADSs by the Borrower.

21.17	Solar Charged Account

The Borrower shall procure that Solar Honor will open and maintain the Solar Charged Account in accordance with this Clause 21.17 (Solar Charged Account), the Solar Account Charge and the Solar Safekeeping Agreement.

(a)	Solar Cash Account: The Borrower shall procure that Solar Honor:

(i)	will not withdraw any amounts standing to the credit of the Solar Cash Account from time to time; and

(ii)	will pay all Distributions which Solar Honor is entitled to receive in connection with the Collateral Shares charged by Solar Honor pursuant to the Solar Share Charge and/or the Solar Account Charge into the Solar Cash Account.

(b)	Solar Safekept Securities Account: The Borrower shall procure that any ADSs in the Solar Safekept Securities Account are registered in the name of the Account Bank and that Solar Honor shall not make any withdrawals from the Solar Safekept Securities Account.

21.18	ADSs Registration

The Borrower shall procure that all ADSs which each of it and Solar Honor charges pursuant to the Borrower Account Charge or the Solar Account Charge (as applicable) are registered in the name of the Account Bank and credited to the Borrower Safekept Securities Account and the Solar Safekept Securities Account pursuant to the Borrower Account Charge or the Solar Account Charge (as applicable) not later than the date of this Agreement or, in respect of any ADSs acquired after the date of this Facility Agreement, immediately upon acquisition of such ADSs.

21.19	Further assurances

(a)	Each Obligor shall promptly do all such acts or execute all such documents as the Lender may specify (and in such form as the Lender may require):

(i)	to perfect the Transaction Security (which may include the execution of a mortgage, charge, a security assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Security Documents pursuant to this Agreement) or for the proper exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law (including issuances of notices or instructions);

(ii)	to confer on the Lender Security over any property or assets of the Borrower located in any jurisdiction which are, or are intended to be, the subject of the Security Documents pursuant to this Agreement) equivalent or similar to the Transaction Security; and/or

(iii)	after the Transaction Security has become enforceable in accordance with the terms of the Security Documents, to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

(b)	Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Transaction Security and otherwise as required thereby.

22.	DIVIDENDS

(a)	All Distributions paid in cash in respect of any Collateral Shares will be immediately paid or delivered by the Chargor entitled to such Distributions to the Borrower Cash Account or the Solar Cash Account (as applicable) and such Distributions shall become the subject of the Transaction Security.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 23 (other than Clause 23.13 (Acceleration)) is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Day of it due date.

23.2	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

23.3	Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.4	Cross default

(a)	Any Financial Indebtedness of the Company is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of the Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Company is cancelled or suspended by a creditor of the Company as a result of an event of default (however described).

(d)	Any creditor of the Company becomes entitled to declare any Financial Indebtedness of the Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.4 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above does not or could not reasonably be expected to have a Material Adverse Effect.

23.5	Insolvency

(a)	The Company or a Personal Guarantor is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of the Company or of a Personal Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of the Company or of a Personal Guarantor.

23.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company other than a solvent liquidation or reorganisation of the Company or an Obligor;

(b)	a composition or arrangement with any member of the Company, or an assignment for the benefit of creditors generally of the Company or an Obligor or a class of such creditors;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of the Company or an Obligor), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of the Company or an Obligor or any of its assets; or

(d)	enforcement of any Security over any assets of the Company or an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

Clause 23.6(a) (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty-one (21) days of commencement.

23.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Company or of an Obligor affects any asset or assets of the Company or the Obligor (as the case may be) having an aggregate value of more than US$ 5,000,000.

23.8	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.9	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.10	Cessation of business

The Borrower suspends or ceases to carry on all or a material part of its business.

23.11	Change of position

(a)	Mr. Jianyu Yang no longer serves as chairman and chief executive officer of the Company.

(b)	Mr. Zheng Cheng no longer serves as a senior officer of the Company; or

(c)	Either Mr. Jianyu Yang or Mr. Zheng Cheng no longer serves as a member of the board of directors of the Company.

23.12	Board seat appointment

The candidate nominated by the Lender to be appointed as a board director of the Company fails to be so appointed within six (6) months of the date of this Agreement pursuant to Clause 21.15 (Board Seat) or is removed after appointment.

23.13	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may by notice to the Borrower:

(a)	cancel the Commitment (and reduce it to zero), whereupon it shall immediately be cancelled (and reduced to zero);

(b)	cancel any part of the Commitment (and reduce the Commitment accordingly), whereupon the relevant part shall immediately be cancelled (and the Commitment shall be immediately reduced accordingly); and/or

(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(d)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDER

24.1	Assignments and transfers by the Lender

Subject to this Clause 24 (Changes to the Lender), the Lender (the “Existing Lender”) may, without the Borrower’s consent:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	A transfer will be effective only if the procedure set out in Clause 24.4 (Procedure for transfer) is complied with.

(b)	An assignment will be effective only if the procedure and conditions set out in Clause 24.5 (Procedure for assignment) are complied with.

24.3	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges the Existing Lender to:

(i)	accept a re-transfer or re-assignment from the New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.4	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Existing Lender and the New Lender execute a duly completed Transfer Certificate.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender; and

(iii)	the New Lender shall become a Party as the “Lender”.

(c)	The procedure set out in this Clause 24.4 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of transfer of such right or obligation or prohibit or restrict any transfer of such right or obligation, unless such prohibition or restriction shall not be applicable to the relevant transfer or each condition of any applicable restriction shall have been satisfied.

24.5	Procedure for assignment

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (b) below when the Existing Lender and the New Lender execute a duly completed Assignment Agreement.

(b)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as the “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(c)	The Lender may utilise procedures other than those set out in this Clause 24.5 to assign their rights under the Finance Documents.

(d)	The procedure set out in this Clause 24.5 shall not apply to any right or obligation under any Finance Document (other than this Agreement) if and to the extent its terms, or any laws or regulations applicable thereto, provide for or require a different means of assignment of such right or release or assumption of such obligation or prohibit or restrict any assignment of such right or release or assumption of such obligation, unless such prohibition or restriction shall not be applicable to the relevant assignment, release or assumption or each condition of any applicable restriction shall have been satisfied.

24.6	Copy of Transfer Certificate or Assignment Agreement to Borrower

The Lender shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.7	Existing consents and waivers

The New Lender shall be bound by any consent, waiver, election or decision given or made by the Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to the New Lender.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfers by Obligors

An Obligor may not assign or transfer any of its rights or obligations under any Finance Document, except with the prior written consent of the Lender.

26.	DISCLOSURE OF INFORMATION

The Lender may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as the Lender shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is made aware in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by the Lender or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	who is a Party; or

(viii)	with the consent of the Borrower;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v) and (b)(vi) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Lender, it is not practicable so to do in the circumstances;

(c)	to any person appointed by the Lender or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the Lender;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

SECTION 10

ADMINISTRATION

27.	PAYMENT MECHANICS

27.1	Payments to the Lender

(a)	On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make the same available to the Lender (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Lender specifies.

27.2	Distributions to an Obligor

The Lender may (with the consent of the Obligor or in accordance with Clause 28 (Set-off)) apply any amount received by it for that Obligor in or towards payment (in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.3	Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Lender may vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

27.4	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.5	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.6	Currency of account

(a)	Subject to paragraphs (b) and (c) below, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.

28.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.	NOTICES

29.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below:

Morgancreek Investment Holdings Limited

c/o P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Attention: Jianyu Yang

Facsimile: (+86) 10 5957 5252

(b)	in the case of each other Obligor, that notified in writing to the Lender on or prior to the date on which it becomes a Party; and

(c)	in the case of the Lender, that identified with its name below:

Gopher Investment Fund SPC for the account of Gopher Financing Fund SP

c/o Noah Holdings (Hong Kong) Limited

Room 1603, Wheelock House

20 Pedder Street

Central

Hong Kong

Attention: Shang Chuang

Email: shang.chuang@noahwm.com

Facsimile: (+852) 3791 2282

or any substitute address, fax number or department or officer as the Party may notify to the Lender (or the Lender may notify to the other Parties, if a change is made by the Lender) by not less than five Business Days’ notice.

29.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will be effective:

(i)	if by way of fax, only when received in legible form; or

(ii)	if by way of letter, only when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.4	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)	Any electronic communication made between those two Parties will be effective only when actually received in readable form.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

29.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.	CALCULATIONS AND CERTIFICATES

30.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

30.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed (including the first and last day of each Interest Period or other period in respect of which such amount is calculated) and a year of 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.	AMENDMENTS AND WAIVERS

33.1	Required consents

(a)	Any term of the Finance Documents may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties;

33.2	Adjustment following Adjustment Event

Following the occurrence of any Adjustment Event, the Lender may (after consultation with the Borrower for no more than one Business Day after the occurrence of the relevant Adjustment Event) by written notice to the Borrower make such adjustment to the terms of this Agreement relating to the Collateral Shares, the Loan-to-Value Ratio and/or any other terms and provisions of this Agreement (including, without limitation, those relating to the calculation, provision and return of Collateral Shares) as the Lender deems appropriate (acting in a commercially reasonable manner after reasonable consultation with the Borrower) to take into account the effect of such Adjustment Event.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement, and all non-contractual obligations arising from or in connection with this Agreement, are governed by English law.

36.	ENFORCEMENT

36.1	Arbitration

(a)	All disputes arising out of or in connection with this Agreement (including, but not limited to, any dispute concerning the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled and resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by the arbitral tribunal appointed in accordance with the ICC Rules.

(b)	Any arbitration initiated pursuant to or in accordance with paragraph (a) above shall be conducted as follows:

(i)	the seat of arbitration shall be Hong Kong;

(ii)	the language to be used in the arbitral proceedings shall be English;

(iii)	the arbitral tribunal shall consist of three arbitrators;

(iv)	any award rendered by the arbitral tribunal shall be final, conclusive and binding upon the Parties. To the extent permitted by law, the Parties irrevocably waive any right to any form of appeal, review or recourse of any rendered award to any state or other judicial authority; and

(v)	judgment upon any award rendered may be entered in any court having jurisdiction.

36.2	Waiver of immunities

Each Obligor irrevocably waives, to the extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from:

(a)	suit;

(b)	jurisdiction of any court;

(c)	relief by way of injunction or order for specific performance or recovery of property;

(d)	attachment of its assets (whether before or after judgment); and

(e)	execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction (and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any immunity in any such proceedings).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Obligors

Name of Borrower	Company Number (or equivalent, if any)	Jurisdiction of Incorporation

Morgancreek Investment Holdings Limited	1796272	British Virgin Islands

Name of Personal Guarantor	Jurisdiction of Citizenship

Jianyu Yang	PRC

Cheng Zheng	PRC

Part II

The Lender

Name of Lender	Commitment

Gopher Investment Fund SPC for the account of Gopher Financing Fund SP	US$	71,827,050.45

SCHEDULE 2

CONDITIONS PRECEDENT

Conditions Precedent to Initial Utilisation

1.	The Borrower

(a)	A copy of the constitutional documents of the Borrower.

(b)	A copy of a resolution of the board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A copy of a resolution signed by all the holders of the issued shares in the Borrower approving the terms of, and the transactions contemplated by, the Finance Documents to which the Borrower is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A certificate from the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitment would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(f)	A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	Any document required pursuant to Section 3(4) of the Conditions of Consent to Account Charge.

2.	Personal Guarantors

(a)	A copy of each Personal Guarantor’s PRC identity card and PRC passport.

(b)	The specimen signature of each Personal Guarantor.

(c)	A certificate of each Personal Guarantor certifying that each copy document relating to such Personal Guarantor and specified in this Schedule 2 (Conditions precedent) and/or any document or evidence delivered hereunder in relation to such Personal Guarantor in copy form is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.	The Company

(a)	A certified copy of each constitutional document of the Company, including its certificate of incorporation (and certificate of incorporate on change of name, if any), memorandum and articles of association, register of directors and register of members.

(b)	A letter from any director of the Company instructing King Fair Secretaries Limited as registrar of the Company holding the original register of members of the Company to make notations in the register of members of the Company to note the security interests created pursuant to the Share Mortgages and to provide certified true copies of such annotated register of members to the Lender.

(c)	A copy of a certificate of good standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands.

4.	Finance Documents

(a)	A copy of the Option Agreement duly executed by the parties thereto (other than the Lender).

(b)	A copy of each Safekeeping Agreement duly executed by the parties thereto (other than the Lender).

(c)	A copy of each Security Document duly executed by the parties thereto (other than the Lender).

5.	Other documents and evidence

(a)	Evidence that each of the Borrower Cash Account, the Borrower Safekept Securities Account, the Solar Cash Account and the Solar Safekept Securities Account has been opened.

(b)	A copy of each of the SPA I, the SPA II and SPA III duly executed by the parties thereto.

(c)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 10 (Fees) and Clause 15 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	A copy of any other Authorisation or other document, opinion or assurance which the Lender reasonably considers to be reasonably necessary (after consultation with the Borrower) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

SCHEDULE 3

UTILISATION REQUEST

From:	[Borrower]

To:	[Lender]

Dated:

Dear Sirs

[Borrower] – [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement shall have the same meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility

3.	We authorise an advance payment payable to you pursuant to Clause 8.3(a) of the Facility Agreement, being the advance payment fee, to be payable first from the amount drawn pursuant to this Utilisation Request. You may deduct this advance payment fee from the proceeds of this Loan prior to the proceeds of this Loan being credited into the accounts set out in paragraph (5) below.

4.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Loan (after deduction of the advance payment fee referred to in paragraph (3) above should be credited to the following accounts:

(a)	US$[—] to [account information of the Borrower Cash Account] in respect of the SPA I, SPA II and SPA III; and

(b)	US$[—] (being the balance) to the [account information of the Borrower Cash Account].

6.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of the Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] (the “Existing Lender”)

From:	[the New Lender] (the “New Lender”)

Dated:

[Borrower] – [                    ] Facility Agreement

dated [                    ] (the “Facility Agreement”)

1.	We refer to Clause 24.4 (Procedure for transfer) of the Facility Agreement. This is a Transfer Certificate. Terms used in the Facility Agreement shall have the same meaning in this Transfer Certificate.

2.	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation, and in accordance with Clause 24.4 (Procedure for transfer) of the Facility Agreement, all of the Existing Lender’s rights and obligations under the Facility Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment and participations in Loans under the Facility Agreement as specified in the Schedule.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention particulars for notices of the New Lender for the purposes of Clause 29.2 (Addresses) of the Facility Agreement are set out in the Schedule.

5.	The New Lender expressly acknowledges:

(a)	the limitations on the Existing Lender’s obligations set out in paragraphs (a) and (c) of Clause 24.3 (Limitation of responsibility of Existing Lender) of the Facility Agreement; and

(b)	that it is the responsibility of the New Lender to ascertain whether any document is required or any formality or other condition requires to be satisfied to effect or perfect the transfer contemplated by this Transfer Certificate or otherwise to enable the New Lender to enjoy the full benefit of each Finance Document.

6.	The New Lender confirms that it is a “New Lender” within the meaning of Clause 24.1 (Assignments and transfers by the Lender) of the Facility Agreement.

7.	The Existing Lender and the New Lender confirm that the New Lender is not an Obligor or an Affiliate of an Obligor.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

9.	This Transfer Certificate and all non-contractual obligations arising from or in connection with this Transfer Certificate are governed by English law.

10.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred, and other particulars

Commitment/participation(s) transferred

Drawn Loan(s) participation(s) amount(s):	[ ]
Available Commitment amount:	[ ]

Administration particulars:

New Lender’s receiving account:	[ ]
Address:	[ ]
Telephone:	[ ]
Facsimile:	[ ]
Attn/Ref:	[ ]

[the Existing Lender]	[the New Lender]

By:	By:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

To:	[—] as Lender

From:	[—], as Borrower

Dated:

Dear Sirs

US$71,827,050.45 Facility Agreement between the Borrower, the Personal Guarantors and the Lender dated 8 November 2013 (the “Facility Agreement”)

1.	We refer to the Facility Agreement. This is a Compliance Certificate. Terms used in the Facility Agreement shall have the same meaning in this Compliance Certificate.

2.	We confirm that, in respect of the Relevant Period ended [—]:

(a)	the Leverage Ratio was [—]: and

(b)	Adjusted EBITDA was [—].

Computations as to the above financial covenants are attached in Annex A hereto and are true and accurate in all material respects.

3.	[We confirm that no Default is continuing.]*

Signed:
	Director	Chief Financial Officer
	of	of
	[—]	[—]

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Annex A to Financial Condition Compliance Certificate

[Insert computations as to financial covenants]

THE BORROWER

SIGNED for and on behalf of	)
MORGANCREEK INVESTMENT HOLDINGS LIMITED	)
by	)	/s/ Jianyu Yang

[Signature Page to Facility Agreement]

PERSONAL GUARANTOR

/s/ Jianyu Yang
JIANYU YANG

Signature Page to Facility Agreement

PERSONAL GUARANTOR

/s/ Zheng Cheng
ZHENG CHENG

[Signature Page to Facility Agreement]

THE LENDER

SIGNED for and on behalf of	)
GOPHER INVESTMENT FUND SPC for the account of GOPHER FINANCING FUND SP	)
by	)	/s/ Shang-Yan Chuang

[Signature Page to Facility Agreement]